VANGUARD NATURAL RESOURCES
2019 SHORT TERM INCENTIVE PLAN
1.Purpose. This Vanguard Natural Resources Inc. (the “Company”) 2019 Short Term Incentive Plan (the “Plan”) is designed to align the interests of the Company and eligible key employees of the Company and its subsidiaries.
2.    Adoption of the Plan. The Company, intending to be legally bound, hereby adopts the Plan effective as of January 1, 2019 (the “Effective Date”). The Plan shall be in effect from the Effective Date and shall continue until December 31, 2019, unless earlier terminated by the Company in accordance with Section 8(c) (the “Term”). The expiration or termination of the Term shall not in any event reduce or adversely affect any amounts due to any Participant hereunder for any Performance Period ending on or before such date.
3.    General. The compensation provided under the Plan is intended to be in addition to all other compensation payable to Participants under any employment agreement or incentive plan or program in effect with the Company or its direct or indirect subsidiaries.
4.    Definitions. For purposes of this Plan:
(a)    “Board” means the Company’s Board of Directors.
(b)    “Cause” means means the Participant has (i) been convicted of, or pleaded no contest to, a felony, (ii) engaged in conduct which is materially injurious to the Company (including, without limitation, misuse of any funds or other property), (iii) engaged in gross negligence or willful misconduct in the performance of the Participant’s duties for the Company or (iv) willfully refused without proper legal reason to perform the Participant’s duties for the Company after written request for such performance. For purposes of this definition, no act or failure to act will be deemed “willful,” unless effected by the Participant not in good faith and without a reasonable belief that his action or failure to act was in or not opposed to the best interests of the Company or any of its Affiliates.
(c)    “Company Group” means the Company and its direct and indirect subsidiaries.
(d)    “Disability” means a Participant’s inability to perform his services for the Company for 90 consecutive days or 180 days in any 365 day period, in either case, due to the Participant’s mental or physical impairment.
(e)    “Good Leaver” means a Participant whose employment or service with the Company Group is terminated by the Company for a reason other than Cause, is terminated by the Participant for Good Reason or is terminated due to the Participant’s death or Disability.
(f)    “Good Reason” means any of following, in each case, without the Participant’s written consent: (i) any material diminution in the Participant’s base salary or target annual bonus amount, (ii) any material diminution in the Participant’s authority, duties or

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responsibilities, or (iii) the Company requiring the Participant to relocate to a primary place of employment that is located more than fifty (50) miles from the Participant’s previous primary place of employment; provided that prior to the Participant’s termination of employment for Good Reason, the Participant must give written notice to the Company of any Good Reason event within thirty (30) days after the Participant has actual knowledge of the facts or circumstances giving rise thereto and such event must remain uncorrected for 30 days following such written notice. Any termination for “Good Reason” following such thirty (30) day cure period must occur within thirty (30) days of the expiration of such cure period.
(g)    “Participant” shall have the meaning ascribed thereto in Section 5 hereof.
(h)    “Participation Agreement” means the agreement or notification provided to a Participant granting a Participant the opportunity to earn a Quarterly Bonus under this Plan.
(i)    “Performance Goals” means the Performance Metrics established by the Board, which will consist of (i) Quarterly Threshold Performance Goals, (ii) Quarterly Target Performance Goals, and (iii) Quarterly Maximum Performance Goals, collectively, the “Quarterly Performance Goals”. For purposes of catch-up payments described in Section 6(b), “Performance Goals” will consist of (i) Cumulative Threshold Performance Goals; (ii) Cumulative Target Performance Goals; and (iii) Cumulative Maximum Performance Goals, collectively, the “Cumulative Performance Goals” of applicable Performance Metrics.
(j)    “Performance Metric” means the specific performance criteria used in determining Performance Goals for the Performance Period; provided that each Performance Metric shall be adjusted on a pro forma basis (i) to take into account any acquisitions or dispositions consummated during the Performance Period, (ii) to the extent relevant, to exclude costs and benefits associated with the Company’s potential or actual Restructuring and (iii) to take into account material changes in the Company’s business plan that have been approved by the Board.
(k)    “Performance Period” means each successive calendar quarter commencing during the Term.
(l)     “Quarterly Bonus” shall mean the bonus payment payable to a Participant under the Plan for the applicable Performance Period.
(m)    “Restructuring” means (i) any potential or actual restructuring, reorganization settlement and/or recapitalization of any or all of the Company’s outstanding indebtedness or other obligations, (ii) any potential or actual transaction or series of transactions involving an acquisition, merger, consolidation, or other business combination pursuant to which the business or assets of the Company are, directly or indirectly, combined with another company, or (iii) any other potential or actual purchase or acquisition, directly or indirectly, by a buyer or buyers of significant assets, securities or other interests of the Company.
(n)     “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

(o)    “Target Bonus” means the Participant’s target incentive for each Performance Period specified in the Participant’s Participation Agreement.
5.    Eligible Participants. Each person designated by the Board from time to time shall be a Participant under the Plan and eligible to receive a Quarterly Bonus with respect to each Performance Period.
6.    Term of Participation.
(a)    Single Quarter Measurement. Subject to the provisions of this Plan and any Participation Agreement, each Participant shall earn a Quarterly Bonus as of the end of each Performance Period, depending upon the extent to which the Performance Goals have been achieved for such Performance Period.
(b)    Cumulative Measurement. In addition to being measured on a quarterly basis, each Performance Metric shall be measured cumulatively as of the end of the second Performance Period and each Performance Period thereafter (a “Relevant Performance Period”). A “catch-up” payment will be made to the extent the Company equals or exceeds the Cumulative Performance Goals/Metrics for the applicable Performance Period. The amount of the catch-up payment will be equal to the excess of (i) the aggregate Quarterly Bonus payable for such Relevant Performance Period based on the achievement of the applicable Cumulative Performance Goals for such Relevant Period Period over (ii) the aggregate amount of Quarterly Bonuses previously paid to the Participant and the amount payable to the Participant under Section 6(a) above for the Relevant Performance Period.
(c)    Performance Goals. Exhibit A sets forth the (i) relevant Performance Goals for each Performance Period and (ii) the percentage of each Participant’s Quarterly Bonus amount payable upon the achievement of the applicable Performance Goals. The payout schedule for a Quarterly Bonus for a Participant shall be based on the (i) Participant’s individual target payment amount that has been approved by the Board and included in the Participant’s Participation Agreement and (ii) the level of achievement of the applicable Performance Metrics for a particular Performance Period. Except as otherwise may be provided by the Board, in its sole discretion, no Quarterly Bonus shall be payable for a Performance Metric unless the Quarterly Threshold Performance Goals for such Performance Metric are achieved.
(d)    Continued Employment. Except as set forth below, to earn a Quarterly Bonus for any Performance Period, a Participant must remain employed by the Company Group through the end of such Performance Period (the “Vesting Date”). Except as set forth in this Section 6(d), a Participant whose employment with the Company Group terminates for any reason before the Vesting Date shall forfeit the right to any Quarterly Bonus for that Performance Period. Notwithstanding the foregoing, a Participant who becomes a Good Leaver during a Performance Period shall be entitled to a pro rata portion (based on the percentage of the Performance Period the Participant was engaged by the Company Group) of the Quarterly Bonus that would otherwise have been earned for such Performance Period.

(e)    Supplemental Bonus Payment. Each Participant may earn a supplemental bonus payment in an amount equal to 10% of the Participant’s Base Salary (the “Supplemental Bonus”) if the Company obtains on or before December 31, 2019 additional third party debt or equity financing if at least $5 million of such financing is not required to be used to repay existing debt of the Company (the “Condition”). The Participant must be employed on the date the Condition is achieved to be entitled to receive such bonus. Any supplemental bonus will be paid in cash within 15 days of the date the Condition is achieved.
7.    Performance Certification. Promptly after the end of each Performance Period and as soon as quarterly financials are estimable, the Board shall certify the degree to which the applicable Performance Goals have been achieved and the amount of Quarterly Payment Incentive payable to each Participant hereunder. Any Quarterly Bonus required to be made under this Plan shall be paid in cash on a fully-vested basis by the Company as soon as possible after the end of the applicable Performance Period, but in any event not later than 30 days after the end of the Performance Period.
8.    Plan Administration. This Plan shall be administered by the Board. The Board is given full authority and discretion within the limits of this Plan to establish such administrative measures as may be necessary to administer and attain the objectives of this Plan and may delegate the authority to administer the Plan to an officer of the Company. The Board (or its delegate, as applicable) shall have full power and authority to construe and interpret this Plan and any good faith interpretation by the Board shall be binding on all Participants and shall be accorded the maximum deference permitted by law.
(a)    All rights and interests of Participants under this Plan shall be non-assignable and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, stock sale, consolidation or otherwise, the Company may assign this Plan.
(b)    The Company may deduct all applicable taxes and any other withholdings required to be withheld with respect to the payment of any award pursuant to this Plan. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder.
(c)    The Company, in its sole discretion, shall have the right to modify, supplement, suspend or terminate this Plan at any time; provided that, except as required by law, in no event shall any amendment or termination adversely affect the rights of Participants without the prior written consent of the affected Participants. Subject to the foregoing, the Plan shall terminate upon the satisfaction of all obligations of the Company or its successor entities hereunder.
(d)    Nothing contained in this Plan shall in any way affect the right and power of the Company to discharge any Participant or otherwise terminate his or her employment at any time or for any reason or to change the terms of his or her employment in any manner.
(e)    Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

(f)    The administration of the Plan shall be governed by the laws of Texas, without regard to the conflict of law principles of any state. Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.
(g)    The Plan is intended to either comply with, or be exempt from, the requirements of Section 409A. To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Code Section 409A or for damages for failing to comply with Code Section 409A.
* * * * * * * *

IN WITNESS WHEREOF, the Company has caused the Plan to be signed by its duly authorized officer as of the date first set forth above.
VANGUARD NATURAL RESOURCES INC.
By:     /s/ R. Scott Sloan
R. Scott Sloan, President and CEO

Exhibit A

Performance Metrics and Goals

1. Payable if Quarterly Threshold Performance Metric Achieved:	50% of the Applicable Portion of the Participant’s Target Bonus
2. Payable if Quarterly Target Performance Metric Achieved:	100% of the Applicable Portion of the Participant’s Target Bonus
3. Payable if Quarterly Maximum Performance Metric Achieved:	200% of the Applicable Portion of the Participant’s Target Bonus
4. Payable if Cumulative Quarterly Threshold Performance Metric Achieved:*	50% of the Applicable Portion of the Participant’s aggregate Target Bonus through the end of the Applicable Performance Period
5. Payable if Cumulative Quarterly Target Performance Metric Achieved:*	100% of the Applicable Portion of the Participant’s aggregate Target Bonus through the end of the Applicable Performance Period
6. Payable if Cumulative Quarterly Maximum Performance Metric Achieved:*	200% of the Applicable Portion of the Participant’s aggregate Target Bonus through the end of the Applicable Performance Period
7. Portion of Applicable Portion Payable if Achievement is Between Performance Metrics:	Calculated on the basis of straight-line interpolation
8. Overall Payment Cap
Bonus payments will be capped as follows: In no event shall a Participant’s total Bonus for a Quarter that is based on achieving a Quarterly Performance Metric exceed 150% of a Participant’s Target Bonus for that Quarter (“Limit 1”) and in no event shall a Participant’s Bonus for a Quarter that is based on achieving a Cumulative Performance Metric exceed 150% of the Participant’s aggregate Target Bonus through the end of such Quarter (“Limit 2” and, along with Limit 1, the “Limits”). Notwithstanding the foregoing, a Bonus payment shall be made to the extent it satisfies either Limit 1 or Limit 2. If Limit 1 or Limit 2 is exceeded, the amounts allocated to each performance metric shall be reduced on a pro rata basis for purposes of determining the amounts payable in subsequent Quarters. The Limits will be applied solely to the Bonuses paid under Section 6(a)-(d) and will not take into account any Supplemental Bonus.

*	As set forth in Section 6(b), payments for achieving Cumulative Performance Metrics reduced by amounts paid or payable for current and previous Quarters.

(i)	Performance Metric: Operated Production (mmscfe)
Applicable Portion of Target Bonus:    25%

Performance Period:	First Performance Period	Second Performance Period	Third Performance Period	Fourth Performance Period
Quarterly Threshold Performance Goal	13,644	13,478	13,303	12,963
Quarterly Target Performance Goal	14,830	14,650	14,460	14,090
Quarterly Maximum Performance Goal	16,016	15,822	15,617	15,217

Cumulative Threshold Performance Goal	N/A	27,122	40,425	53,388
Cumulative Target Performance Goal	N/A	29,480	43,940	58,030
Cumulative Maximum Performance Goal	N/A	31,838	47,455	62,672

(ii)	Performance Metric: Operated LOE ($/mscfe)
Applicable Portion of Target Bonus:    25%

Performance Period:	First Performance Period	Second Performance Period	Third Performance Period	Fourth Performance Period
Quarterly Threshold Performance Goal	1.41	1.51	1.43	1.39
Quarterly Target Performance Goal	1.27	1.36	1.29	1.25
Quarterly Maximum Performance Goal	1.13	1.21	1.15	1.11

Cumulative Threshold Performance Goal	N/A	1.46	1.45	1.44
Cumulative Target Performance Goal	N/A	1.31	1.31	1.29
Cumulative Maximum Performance Goal	N/A	1.17	1.16	1.15

(iii)	Performance Metric: Cash G&A ($ thousands)
Applicable Portion of Target Bonus:    25%

Performance Period:	First Performance Period	Second Performance Period	Third Performance Period	Fourth Performance Period
Quarterly Threshold Performance Goal	12,460	11,890	11,582	11,799
Quarterly Target Performance Goal	10,930	10,430	10,160	10,350
Quarterly Maximum Performance Goal	9,400	8,970	8,738	8,901

Cumulative Threshold Performance Goal	N/A	24,350	35,933	47,732
Cumulative Target Performance Goal	N/A	21,360	31,520	41,870
Cumulative Maximum Performance Goal	N/A	18,370	27,107	36,008

(iv)	Performance Metric: Carnite Cash Flow Improvements ($ thousands)
Applicable Portion of Target Bonus:    25%

Performance Period:	First Performance Period	Second Performance Period	Third Performance Period	Fourth Performance Period
Quarterly Threshold Performance Goal	0	1,840	2,040	2,300
Quarterly Target Performance Goal	0	2,300	2,550	2,875
Quarterly Maximum Performance Goal	0	2,760	3,060	3,450

Cumulative Threshold Performance Goal	N/A	1,840	3,880	6,180
Cumulative Target Performance Goal	N/A	2,300	4,850	7,725
Cumulative Maximum Performance Goal	N/A	2,760	5,820	9,270

Definitions.
“Cash G&A” means the Company’s general and administrative expenses related to the Company’s day-to-day business that are funded from the Company’s cash, excluding, without limitation, severance payments.
“Carnite Cash Flow Improvements” means increases in the Company’s net cash flow resulting from lower costs, increased production and/or better pricing designed by and implemented by the Carnrite Consulting Group.